Exhibit 5.1

McGuireWoods LLP

One James Center

Richmond, Virginia 23219

January 29, 2009

Board of Directors

Dominion Resources, Inc.

120 Tredegar Street

Richmond, VA 23219

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-3 of Dominion Resources, Inc. (the “Company”) and Dominion Resources Capital Trust IV being filed with the Securities and Exchange Commission (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of certain Common Stock, Preferred Stock, Senior Debt Securities, Junior Subordinated Debentures, Junior Subordinated Notes, Trust Preferred Securities and Related Guarantee and Agreement as to Expenses and Liabilities, Stock Purchase Contracts and Stock Purchase Units (collectively, the “Securities”). In connection with the offering of the Securities, you have requested our opinion with respect to the matters set forth herein. Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Registration Statement.

In connection with the delivery of this opinion, we have examined originals or copies of the articles of incorporation and bylaws of the Company, the Registration Statement and the exhibits thereto, certain resolutions adopted by the Board of Directors, and such other records, agreements, instruments, certificates and other documents of public officials, the Company and its officers and representatives, and have made such inquiries of the Company and its officers and representatives, as we have deemed necessary or appropriate in connection with the opinions set forth herein. We are familiar with the proceedings heretofore taken, and with the additional proceedings proposed to be taken, by the Company in connection with the authorization, registration, issuance and sale of the Securities.

In making such examination and rendering the opinions set forth below, we have assumed without verification (i) that all documents submitted to us as originals are authentic, complete and accurate, (ii) that all signatures on documents submitted to us are genuine, (iii) that all individuals executing such documents had the requisite legal capacity, (iv) that all documents submitted to us as copies conform to authentic original documents, (v) that the Board of Directors, a duly authorized committee of the Board of Directors or duly authorized officers of the Company will have taken all necessary corporate action to authorize the issuance of the Securities and any other Securities issuable on the conversion, exchange, redemption or exercise thereof, and to authorize the terms of the offering and sale of such Securities and related matters and (vi) that any documents not yet executed will be duly executed in the form(s) attached as exhibits to the Registration Statement, or in form(s) duly authorized and established by action of the Board of Directors of the Company, a duly authorized committee of the Board of Directors or duly authorized officers of the Company.

Dominion Resources, Inc.

To the extent that the obligations of the Company with respect to the Securities may be dependent upon such matters, we assume for purposes of this opinion that the other party under any indenture or agreement under which the Securities will be issued or comprising the Securities is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such other party is duly qualified to engage in the activities contemplated by such indenture or agreement; that such indenture or agreement has been duly authorized, executed and delivered by the other party and constitutes the legal, valid and binding obligation of the other party enforceable against the other party in accordance with its terms; that such other party is in compliance with respect to performance of its obligations under such indenture or agreement with all applicable laws and regulations; and that such other party has the requisite organizational and legal power and authority to perform its obligations under such indenture or agreement.

Based on such examination and review, and subject to the foregoing, we are of the opinion that:

1.	The Company is a corporation validly existing under the laws of the Commonwealth of Virginia, and has the corporate power to conduct its business as now conducted and to issue the Securities to be issued by it.

2.	When the Registration Statement has become effective under the Securities Act, and any applicable state securities or Blue Sky laws have been complied with, and upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the Securities of which the Company is the issuer will be, (a) in the case of Common Stock and Preferred Stock, legally issued, fully paid and non-assessable, and (b) in the case of Senior Debt Securities, Junior Subordinated Debentures, Junior Subordinated Notes, any Guarantee and Agreement as to Expenses and Liabilities relating to Trust Preferred Securities, Stock Purchase Contracts and Stock Purchase Units, when duly executed and, if applicable, authenticated in accordance with the applicable indenture or supplemental indenture, legal and binding obligations of the Company.

This opinion is limited to the laws of the United States of America, the Commonwealth of Virginia and the State of New York, and we have not considered, and we express no opinion as to, the laws of any other jurisdiction.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the statements made with regard to our firm under the caption “LEGAL MATTERS” appearing in the prospectus that is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/  McGuireWoods LLP